Exhibit 10.3
TERMS OF JOB OFFER

Dear Robin,

Chevron is pleased to extend you an offer of employment with terms and conditions set forth in this letter as previously discussed. Please reach out to me with any questions or indicate your acceptance of this offer by signing and returning an electronic copy to Laurie Delaney (Laurie.Delaney@chevron.com) by Friday 9/25/2020.

Name: Robin Fielder

Position Title: President & CEO, Noble Midstream Partners (NBLX)

Salary Grade: 30

Reporting To: Colin Parfitt

Work Location: Houston

Effective Date: October 5, 2020
(contingent upon the transaction closing)

Base Salary: $415,000

Chevron Incentive Program (CIP) Range %: 45% - 75%
(effective 1/1/2021)

Long Term Incentive Program (LTIP) Target %: standard 145%, you will receive a high grant (203%) in 2021 and 2022 (effective 1/1/2021)

Sign-on bonus: $200,000, payable with 30 days of closing

NOTES:

Position title:
Your position title may change in the future, but we expect that any change would be of an equivalent level of duties and responsibilities.

CIP and LTIP:
CIP and LTIP are subject to terms and conditions of the plan documents governing these programs. LTIP grants are normally made in January at the sole discretion of the Management Compensation Committee of the Board of Directors. If there are any inconsistencies between this plan summary and legal plan documents, the legal plan documents will govern. Chevron LTIP grants awarded post-closing are not subject to the CoC Plan (as defined below).

Chevron Corporation
September 2020

TERMS OF JOB OFFER

Compensation and Benefit Plans
Following the merger close:

•Noble employees will initially remain in Noble’s Plans. Subsequently, Noble employees may become eligible for the employee compensation, benefit plans, programs, policies or other arrangements maintained by Chevron

•For purposes of eligibility and vesting Chevron will recognize all Noble service; provided that there will be no duplication of retirement benefits for the same period of service.

For a general description of Chevron's U.S. payroll employee benefits plans you can access Chevron’s public-domain website at http://hr2.chevron.com/spd/. Chevron, however, has the right to amend, modify or terminate benefit plans at any time.

Please note that by signing this letter and accepting this offer, you consent to the terms and conditions of the offer including, but not limited to, job function authorities, duties and responsibilities, total annual compensation, base pay, and principal place of employment and you agree that none of these actions will qualify as Good Reason under the Noble Energy, Inc. Amended and Restated 2020 Change of Control Severance Plan for Executives (the “CoC Plan”).

We look forward to welcoming you to the Chevron team.

/s/ Robin H. Fielder
Robin H. Fielder

September 25, 2020
Date

Chevron Corporation
September 2020